SEC Registration No. 033-98526

                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM SB-2
                   POST EFFECTIVE AMENDMENT NO. 2

      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


	           CALIFORNIA APPLIED RESEARCH, INC.
	(Exact name of registrant as specified in charter)

   NEVADA                    6770                84-1345053
(State or other  (Primary Standard Industrial  (IRS Employer
jurisdiction of   Classification Code Number)  Identification
 incorporation or						  Number)
 organization)

         1945 South Poplar Street, Denver, Colorado  80224
        (Address of principal executive offices)  (Zip Code)

                      Robert C. Weaver, Jr.
               721 Devon Court, San Diego, CA 92109
                        (858) 488-4433
     (Name, address and telephone number of agent for service)

This amendment relates to the Registration Statment which became effective on May 19, 1998.

The Company sold 99,325 shares of its $.001 par value common stock at a price of $.25 per share in connection with a public offering. The shares were offered and sold on a "best efforts" 100,000 share minimum, 1,000,000 share maximum basis, pursuant to a continuing offer over 360 days after the date of the Prospectus which was May 19, 1998. Offering expenses incurred by the Company totaled $10,924 and consist of professional fees, printing, registration, and other out-of-pocket expenses. No selling commissions were paid. None of the offering expenses were deducted from the proceeds which have been deposited in a Rule 419 escrow.

Pursuant to Rule 419, all proceeds received by the Company in the public offering were held in escrow pending a business combination, which business combination includes reconfirmation by shareholders representing a minimum of 80% of the securities offered in the public offering.

Rule 419 requires that (1) an acquisition be consummated within 18 months of the effective date of the registration statement for the offering, May 19, 1998; and (2) that purchasers in the public offering be given a minimum of 20 business days to review a post-effective amendment to the prospectus which contains informaiton about the proposed business combination. In the event this is not accomplished, the funds held in escrow be returned to the purchasers.

The Company has determined that it cannot meet the Rule 419 timeline for an acquisiton and has, on ar about November 2, 1999, returned all offering proceeds held in escrow to the purchasers.

The subscription for all shares are cancelled and no shares are issued under this offering. Consequently, the Company hereby deregisters all shares registered to be issued pursuant to this Registration Statement and thereby terminates it's reporting obligation to the Securities and Exchange Commision.


                         SIGNATURES

In accordance with the requirements of the Securities Act of 1933,the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized by power of attorney, in the City of Poway, State of California, on November 9, 1999.

California Applied Research, Inc.
(Registrant)


By:/s/__________________________________________
J. Michael Spinali
President
DESCRIPTION        CALIF APPLIED RES SB-2 POS AM